                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                WORLDCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------
Notes:

                         [WORLDCORP LOGO APPEARS HERE]


                                             ----------------------------------
                                            1997
                                            -----------------------------------
                                           ANNUAL
                                           ------------------------------------
                                          MEETING
                                         --------------------------------------

                                                                 April 30, 1997

Dear Stockholder:

  We cordially invite you to attend your Company's Annual Meeting of Stockholders to be held on Friday, June 13, 1997. Enclosed are a proxy statement and a form of proxy. Please note that the meeting will commence at 2:00 p.m. at the Company's headquarters, located at 13873 Park Center Road, Suite 490, Herndon, Virginia 20171.

  At this meeting we will ask the Stockholders: (i) to elect three Class I Directors to serve until the 1999 Annual Meeting, and to elect one Class II Director to serve until the 1998 Annual Meeting; and (ii) to ratify the selection of KPMG Peat Marwick LLP as WorldCorp's independent public accountants for the year ending December 31, 1997.

  We value your participation by voting your shares on matters that come before the meeting. Please follow the instructions on the enclosed proxy to ensure representation of your shares at the meeting.

                                          Sincerely,

                                          T. Coleman Andrews, III
                                          Chairman of the Board

                                WORLDCORP, INC.

                             The Hallmark Building
                            13873 Park Center Road
                            Herndon, Virginia 20171

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD JUNE 13, 1997

To the Stockholder Addressed:

  WorldCorp, Inc. will hold its Annual Meeting of Stockholders at 2:00 p.m. at the Company's headquarters located at 13873 Park Center Road, Suite 490, Herndon, Virginia 20171 on Friday, June 13, 1997, for the following purposes:

  1. To elect three Class I Directors to serve until the 1999 Annual Meeting of Stockholders, and until their successors have been duly elected and qualified, and to elect one Class II Director to serve until the 1998 Annual Meeting of Stockholders, and until his successor has been duly elected and qualified;

  2. To ratify the selection of KPMG Peat Marwick LLP as independent certified public accountants for the Company for the year ending December 31, 1997; and

  3. To act upon such other matters as may properly come before the meeting.

  The record date for the determination of stockholders entitled to vote at the meeting is April 29, 1997, and only stockholders of record at the close of business on that date will be entitled to vote at this meeting and any adjournment thereof.

  Whether or not you plan to attend the stockholders' meeting, please follow the instructions on the enclosed proxy to ensure representation of your shares at the meeting. You may revoke your proxy at any time prior to the time it is voted.

                                          By Order of the Board of Directors,

                                          Andrew M. Paalborg
                                          Vice President and General Counsel

Herndon, Virginia
April 30, 1997

                                WORLDCORP, INC.

                             The Hallmark Building
                            13873 Park Center Road
                            Herndon, Virginia 20171

                                PROXY STATEMENT

  This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of WorldCorp, Inc. ("WorldCorp" or the "Company") for use at the Annual Meeting of Stockholders to be held on Friday, June 13, 1997, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described in detail herein. The meeting will be held at 2:00 p.m. at the Company's headquarters located at 13873 Park Center Road, Herndon, Virginia 20171.

  All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted for the election of all three Class I Directors and one Class II Director in this proxy statement, and in favor of the appointment of KPMG Peat Marwick LLP as independent auditors. Any proxy may be revoked by the stockholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company or by signing a later-dated proxy. Stockholders who attend the meeting may revoke any proxy previously granted and vote in person.

  This proxy statement and the accompanying proxy are being mailed to the stockholders on or about April 30, 1997.

                              PURPOSE OF MEETING

  At the meeting, the Board of Directors will ask stockholders: (1) to elect three Class I Directors to serve until the 1999 Annual Meeting of Stockholders, and until their successors are duly elected and qualified, and one Class II Director to serve until the 1998 Annual Meeting of Stockholders and until his successor is duly elected and qualified; and (2) ratify the selection of KPMG Peat Marwick LLP as independent certified public accountants for the Company for the year ending December 31, 1997. In addition, the stockholders will act upon such other matters as may properly come before the meeting.

                                    VOTING

GENERAL

  Only holders of record of the Company's Common Stock, par value $1.00 per share ("Common Stock"), at the close of business on April 29, 1997, will be entitled to vote at the meeting. On March 31, 1997, 15,020,265 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

  Shares of Common Stock represented by proxies received in the accompanying form that are properly executed and returned to the Company will be voted at the Annual Meeting of Stockholders in accordance with the stockholders' instructions contained in such proxies. Where no such instructions are given, proxy holders will vote such shares in accordance with the recommendations of the Board of Directors. The proxy holders will also vote such shares at their discretion with respect to such other matters as may properly come before the meeting.

  A quorum at the Annual Meeting will consist of the presence, in person or by proxy, of at least a majority of the shares of Common Stock outstanding on the record date and entitled to vote at the Annual Meeting. Each stockholder may cast one vote per share owned by such stockholder for each of three nominees for Class I Director, and one nominee for Class II Director. The nominees in each class receiving the greatest number of votes will be elected. In calculating the vote, broker non-votes will be disregarded and will have no effect on the outcome of the vote. The affirmative vote of a majority of shares voting at the meeting is required to ratify the selection of KPMG Peat Marwick LLP. In determining whether the selection of KPMG Peat Marwick LLP have received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against KPMG Peat Marwick LLP. The Company does not know of any matters to be acted upon at the meeting other than the two items described in this Proxy Statement. Any stockholder has the power to revoke a proxy at any time before it is voted.

                                  THE COMPANY

  As of December 31, 1996, WorldCorp owns 61.3% of World Airways, Inc. ("World Airways") and 28.9% of InteliData Technologies Corporation ("InteliData"). World Airways is a leading provider of long-range passenger and cargo air transportation outsourcing services to major international airlines under fixed rate, multi-year contracts. World Airways also leads a contractor teaming arrangement that is the largest single supplier of commercial airlift to the United States Air Force's Air Mobility Command. InteliData concentrates on three markets: (1) consumer telecommunications; (2) electronic commerce; and (3) interactive services. In August 1996, US Order, Inc., then a subsidiary of WorldCorp ("US Order"), and Colonial Data Technologies Corporation ("Colonial Data"), entered into an Agreement and Plan of Merger pursuant to which US Order and Colonial Data were each merged with and into InteliData, a newly formed public company (Nasdaq: INTD). Pursuant to this merger, on November 7, 1996, InteliData became the successor corporation to US Order.

                     SECURITY OWNERSHIP OF CERTAIN PERSONS

PRINCIPAL STOCKHOLDERS

  The following are the only persons known to the Company who are beneficial owners of more than five percent of Common Stock as of December 31, 1996 (except as otherwise noted). With respect to the information set forth below, the Company has relied upon Schedule 13D or Schedule 13G filings and information received from the persons listed.

  NAME OF BENEFICIAL           ADDRESS OF          AMOUNT AND NATURE OF       PERCENT
         OWNER              BENEFICIAL OWNER     BENEFICIAL OWNERSHIP(1)   OF CLASS(1)
  ------------------        ----------------     ------------------------- -------------
Morgan Stanley Group,    1585 Broadway                   1,931,700(2)          12.7%
 Inc.
                         New York, NY 10036
Zesiger Capital Group    320 Park Avenue                 1,762,273(3)          11.6%
                         30th Floor
                         New York, NY 10022
The Travelers Insurance  One Tower Square                1,138,510(4)           7.5%
 Group                   Hartford, CT 06183

T. Rowe Price            100 East Pratt Street             890,000(5)           5.8%
 Associates, Inc.        Baltimore, MD 21202

McCullough, Andrews      101 California Street             844,756(6)           5.0%
 & Cappiello, Inc.       Suite 4250
                         San Francisco, CA 94111

--------
Footnotes

(1) Beneficial ownership as reported in the table has been determined in accordance with Securities and Exchange Commission ("SEC") regulations and includes shares of Common Stock which may be acquired within 60 days of December 31, 1996, upon the exercise of outstanding stock options and warrants and the conversion of the Company's 7% Convertible Subordinated Debentures due May 15, 2004 (the "Debentures"). In accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), shares of Common Stock issuable upon the exercise of such options and warrants and upon conversion of such Debentures are deemed outstanding for purposes of computing the percentage of Common Stock owned by the beneficial owner thereof listed in the table, but are not deemed outstanding for purposes of computing the percentage of outstanding Common Stock owned by any other stockholder. Except as otherwise stated below, the named persons have sole voting and investment power with regard to the shares shown as owned by such person. Calculation of the Percent of Class is based on 15,216,946 shares of Common Stock outstanding as of December 31, 1996.

(2) As reported in Amendment No. 2 to Schedule 13G dated February 14, 1997 filed jointly by Morgan Stanley Group, Inc. and Morgan Stanley Asset Management Ltd.

(3) As reported in a Schedule 13G filed by Zesiger Capital Group, LLC on January 8, 1997. Zesiger Capital Group disclaims beneficial ownership of all 1,762,273 shares of the Company's Common Stock. Such securities are held in discretionary accounts which Zesiger Capital Group manages.

(4) As reported in a Schedule 13G filed by The Travelers Insurance Group on February 12, 1997. The 1,138,510 figure reported in the Schedule 13G includes certain convertible Debentures of the Company held by The Travelers Group.

(5) As reported in Amendment No. 1 to Schedule 13G dated February 14, 1997 filed, jointly by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. These securities are owned by various individual and institutional investors including the T. Rowe Price New Horizons Fund, Inc., as to which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates, expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6) As reported in Amendment No. 5 to Schedule 13G dated February 14, 1997, filed jointly by (i) McCullough, Andrews & Cappiello, Inc., a registered investment adviser, and (ii) Robert F. McCullough, David H. Andrews and Frank A. Cappiello, Jr., the shareholders of McCullough, Andrews & Cappiello, Inc. Beneficial ownership calculation is based on McCullough, Andrews & Cappiello, Inc.'s beneficial ownership of $9,343,000 aggregate principal amount of the Debentures at an initial conversion price of $11.06.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information concerning the beneficial ownership of WorldCorp's Common Stock ("WC C.S.") and World Airways' common stock ("WA C.S.") as of March 31, 1997, for (a) each director and nominee for director; (b) each named executive officer; and (c) directors and named executive officers as a group.

                                    AMOUNT AND NATURE OF    TITLE OF PERCENT OF
    NAME OF BENEFICIAL OWNER       BENEFICIAL OWNERSHIP(1)  CLASS     CLASS(1)
    ------------------------      ------------------------- -------- ----------
William F. Gorog                            428,855(2)      WC C.S.     2.8%
T. Coleman Andrews, III                     561,544(3)      WC C.S.     3.6%
                                             10,000(4)      WA C.S.       *
James E. Colburn                             63,455(5)      WC C.S.       *
                                              3,000(6)      WA C.S.       *
Gideon Argov                                 25,331(7)      WC C.S.       *
Patrick F. Graham                            38,455         WC C.S.       *
John C. Backus                                    0         WC C.S.       *
Walter M. Fiederowicz                             0         WC C.S.       *
Andrew M. Paalborg                          163,363(9)      WC C.S.     1.1%
Directors and Executive Officers
 as a Group (8 persons)                   1,464,382         WC C.S.     9.0%
                                            268,000         WA C.S.     2.3%

* Individual is the beneficial owner of less than one percent (1%) of outstanding common stock.
--------
Footnotes
(1) Beneficial ownership as reported in the table has been determined in accordance with SEC regulations and includes shares of Common Stock and World Airways common stock which may be acquired within 60 days of March 31, 1997, upon the exercise of outstanding stock options and warrants. In accordance with Rule 13d-3 of the Exchange Act, shares of common stock issuable upon the exercise of such options and warrants are deemed outstanding for purposes of computing the percentage of common stock owned by the beneficial owner thereof listed in the table, but are not deemed outstanding for purposes of computing the percentage of outstanding common stock owned by any other stockholder. Except as otherwise stated below, the named persons have sole voting and dispositive power with regard to the shares shown as owned by such person. The latest information available for the WorldCorp Employee Savings and Stock Ownership Plan ("WorldCorp ESSOP") is as of the end of the plan year, December 31, 1996. The WorldCorp ESSOP was converted into the World Airways Employee Savings and Stock Ownership Plan ("ESSOP") effective October 1, 1996. The ESSOP is the successor to the WorldCorp ESSOP. Under the terms of the ESSOP, WorldCorp employees are entitled to participate in the ESSOP. Calculation of the Percent of Class of Common Stock is based on 15,020,265 shares of Common Stock outstanding as of March 31, 1997; and calculation of the Percent of Class of World Airways common stock is based on 11,230,064 shares of World Airways common stock outstanding as of March 31, 1997.

 (2) Consists of (i) 200,000 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Gorog under the 1988 Stock Option Plan and (ii) 228,855 shares of Common Stock held directly.

 (3) Consists of (i) 535,000 shares of Common Stock issuable to Mr. Andrews upon the exercise of stock options granted to Mr. Andrews under the 1988 Stock Option Plan, (ii) 4,139 shares of Common Stock owned directly by Mr. Andrews, and (iii) 22,405 shares of Common Stock allocated to Mr. Andrews' account under the ESSOP.

 (4) Consists of 10,000 shares of World Airways common stock owned directly by Mr. Andrews.

 (5) Consists of (i) 50,000 shares of Common Stock issuable to Mr. Colburn upon the exercise of stock options granted to Mr. Colburn under the 1988 Stock Option Plan; (ii) 10,000 shares of Common Stock held directly by Mr. Colburn; and (iii) 3,455 shares of Common Stock paid to Mr. Colburn as compensation for his services as a Board member through March 31, 1997, pursuant to the Company's 1996 Non-Employee Directors Stock Retainer Plan (the "Directors Retainer Plan").

 (6) Consists of 3,000 shares of World Airways common stock owned directly by Mr. Colburn.

 (7) Consists of (i) 21,875 shares of Common Stock issuable to Mr. Argov upon the exercise of stock options granted to Mr. Argov under the 1988 Stock Option Plan and (ii) 3,455 shares of Common Stock paid to Mr. Argov as compensation for his services as a Board member through March 31, 1997, pursuant to the Directors Retainer Plan.

 (8) Consists of 35,000 shares of Common Stock issuable to Mr. Graham upon the exercise of stock options granted to Mr. Graham under the 1988 Stock Option Plan and (ii) 3,455 shares of Common Stock paid to Mr. Graham as compensation for his services as a Board member through March 31, 1997, pursuant to the Directors Retainer Plan.

 (9) Consists of (i) 152,500 shares of Common Stock issuable to Mr. Paalborg upon the exercise of stock options granted to him under the 1988 Stock Option Plan and (ii) 10,863 shares of Common Stock allocated to Mr. Paalborg's account under the ESSOP.

  Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors and executive officers, and persons who own more than 10% of its Common Stock, to file with the SEC initial reports of ownership of the Company's equity securities and to file subsequent reports when there are changes in such ownership. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its greater than 10% beneficial owners, directors and executive officers were complied with in 1996.

                              BOARD OF DIRECTORS

  The Board of Directors of the Company is responsible for establishing broad corporate policies and for the overall performance of the Company. The Board held a total of five meetings during the year ended December 31, 1996; each director attended each meeting and each meeting of each committee of which such director is a member. To manage the complex nature of the Company's business effectively, the Board of Directors has delegated certain authority to committees of the Board.

  The Board has authorized its Executive Committee to exercise all of its power and authority when the full Board is unable to meet, except for certain fundamental responsibilities, such as the declaration of dividends, that are reserved for the Board. The members of the Executive Committee are William F. Gorog (Chairman), T. Coleman Andrews, III, and Patrick F. Graham. The Executive Committee did not meet in 1996.

  On April 8, 1997, the Company announced a long-planned transition in its executive team. Walter M. Fiederowicz was appointed President and Chief Executive Officer by the Board of Directors, succeeding Coleman Andrews. Mr. Andrews was elected Chairman of the Company's Board, succeeding William F. Gorog, who was elected Chairman of the Executive Committee of the Board. Mr. Fiederowicz served as Chairman of the Board of Colonial Data, where he was instrumental in managing the company's capital-raising efforts and in consummating a number of acquisitions and strategic alliances, including an alliance with US Order in 1995 which ultimately led to the merger with US Order and the resulting formation of InteliData. Mr. Fiederowicz has been nominated by the Board, for election by the Stockholders as a Class II Director at the Company's 1997 Annual Stockholders' meeting.

  The Audit Committee recommends to the Board of Directors the auditing firm to be selected each year as independent auditors of the Company's financial statements and to perform services related to the completion of such audit. The Audit Committee also has responsibility for (i) reviewing the scope and results of the audit with the independent auditors, (ii) reviewing the Company's financial condition and results of operations with management and the independent auditors, (iii) considering the adequacy of the internal accounting and control procedures of the Company, and (iv) reviewing any non-audit services and special engagements to be performed by the independent auditors. The Audit Committee also reviews, at least once each year, the terms of all material transactions and arrangements between the Company and its affiliates. The current members of the Audit Committee, none of whom is an employee of the Company, are James E. Colburn (Chairman) and Patrick F. Graham. The Audit Committee met one time in 1996.

  The Board has also assigned certain responsibilities relating to employee compensation to the Compensation Committee. The principal duties of the Compensation Committee are to review key employee compensation policies, plans, and programs; to monitor performance and compensation of officers of the Company and other key employees; to prepare recommendations and periodic reports to the Board concerning such matters; and to administer the Company's management incentive compensation plans, including its stock option plan. In 1996, the members of the Compensation Committee, none of whom is an employee of the Company, were James E. Colburn (Chairman), Patrick F. Graham, and Geoffrey S. Rehnert. The Compensation Committee met one time in 1996.

  Pursuant to the Amended and Restated WorldCorp, Inc. 1988 Stock Option Plan (the "Option Plan"), each director of the Company who is not an executive of the Company was granted options to purchase 25,000 shares of Common Stock upon his election to the Board under the terms of the Option Plan. The Option Plan was further amended by the Company's stockholders at a Special Meeting on August 19, 1994, to provide that each non-employee Director upon election to subsequent two-year terms on the Board would receive additional grants of options for 25,000 shares of Common Stock upon each reelection. In 1995, the full Board of Directors determined to amend the Option Plan to provide that non-employee Directors will only be granted options under the Option Plan to purchase 25,000 shares of Common Stock upon their initial election or appointment to the Board of Directors, and an additional discretionary option grant may be made of up to 25,000 options. Under the Option Plan, these options vest in equal monthly installments over a two year period commencing on the date of a director's election or appointment to the Board, and the exercise price for these options is set at the average closing price on the New York Stock Exchange for the Common Stock for the thirty trading day period preceding the grant date of the option. Until June 30, 1996, each director who is not an executive of the Company received an annual fee of $25,000 (payable quarterly in advance) for serving as a director of the Company. Effective July 1, 1996, pursuant to the terms of the Directors Retainer Plan, each non-employee director of the Company was paid his annual fee of $25,000 in quarterly installments (payable in advance) of shares of Common Stock. The number of shares of Common Stock to be received each quarter by the non-employee directors is valued at the average closing price on the New York Stock Exchange for the Common Stock, for the thirty trading day period preceding the first day of the new quarter. Directors are compensated at a daily rate of $750 for participating in committee meetings in excess of four meetings per year.

                       ITEM NO. 1--ELECTION OF DIRECTORS

  Class I Directors will be elected to serve until the 1999 Annual Meeting and until their successors are duly elected and qualified. The Class II Director will be elected to serve until the 1998 Annual Meeting and until his successor is duly elected and qualified. Unless directed to do otherwise, the proxy holders intend to vote all shares for which they hold proxies for the nominees set forth below. Although it is not contemplated that any nominee will decline or be unable to serve, if either occurs prior to the Annual Meeting, the Board will select a substitute nominee.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE WITH AUTHORITY FOR THE PROXY HOLDERS TO VOTE FOR THE NOMINEES NAMED BELOW OR THEIR SUBSTITUTES AS SET FORTH HEREIN.

                  NOMINEES FOR ELECTION AS CLASS I DIRECTORS

              TERM OF OFFICE EXPIRING AT THE 1999 ANNUAL MEETING

    NAME AND AGE              PAST FIVE YEARS' PRINCIPAL OCCUPATION(S)
    ------------              ----------------------------------------
                               AND OTHER DIRECTORSHIPS
                               -----------------------

T. Coleman Andrews, III, 42 Mr. T. Coleman Andrews, III was elected Chief
                            Executive Officer, President and a Director of the Company in June 1987. He has served as Chairman of the Board of World Airways since 1986. On April 8, 1997, Walter M. Fiederowicz was appointed President and Chief Executive Officer of the Company, succeeding Mr. Andrews. Mr. Andrews was elected Chairman of the Board of the Company, succeeding William F. Gorog, who was elected Chairman of the Executive Committee of the Board. He has served as a Director of InteliData since 1990. From 1978 through 1986, he was affiliated with Bain & Company, Inc. an international strategy consulting firm. At Bain, he was elected partner in 1982 and was a founding general partner in 1984 of the Bain Capital Fund, a private venture capital partnership. Prior to his experience with Bain, Mr. Andrews served in several appointed positions in the White House for the Ford Administration.

William F. Gorog, 71        Mr. William F. Gorog has served as Chief Executive
                            Officer of InteliData (and its predecessor, US
                            Order) since May 1, 1990. He was elected a director of WorldCorp in April 1989 and was elected Chairman of the WorldCorp Board of Directors in May 1993. In
                            April 1997, Mr. Andrews replaced Mr. Gorog as
                            Chairman of the Board, and Mr. Gorog was elected
                            Chairman of the Executive Committee of the Board.
                            From October 1987 until founding US Order in May
                            1980, he served as Chairman of the Board of Arbor
                            International, an investment management firm. From
                            1982 to 1987, he served as President and Chief
                            Executive Officer of Magazine Publishers of America, a trade association representing the principal consumer publications in the United States. During the Ford Administration, Mr. Gorog served as Deputy
                            Assistant to the President for Economic Affairs and Executive

NAME AND AGE                     PAST FIVE YEARS' PRINCIPAL OCCUPATION(S)
------------                      ----------------------------------------
                                AND OTHER DIRECTORSHIPS
                                -----------------------
                           Director of the White House Council on International Economic Policy. Prior to that time, he founded and served as Chief Executive Officer of Data Corporation, which developed the LEXIS and NEXIS information systems for legal and media research and which was subsequently sold to the Mead Corporation.

Patrick F. Graham,   57    Mr. Graham was appointed a director of WorldCorp in
                           October 1992 and elected as a Class I Director at the 1993 Annual Meeting. He was also appointed a director of US Order in February 1993. Mr. Graham served as a director of US Order until it merged with and into InteliData in November 1996. Mr. Graham now serves as a director of InteliData. Mr. Graham is a director of Stericycle, Inc., a hospital service company and also of Bain & Company, Inc., a management consulting firm co-founded by Mr. Graham in 1973. In addition to his primary responsibilities with Bain clients, he has served as Bain's vice chairman and chief financial officer. Prior to founding Bain, Mr. Graham was a group vice president with the Boston Consulting
                           Group.

                   NOMINEE FOR ELECTION AS CLASS II DIRECTOR

              TERM OF OFFICE EXPIRING AT THE 1998 ANNUAL MEETING

Walter M. Fiederowicz, 50  Mr. Fiederowicz has been President and Chief
                           Executive Officer of WorldCorp since April 1997. Mr. Fiederowicz has been a director of InteliData since November 1996. Mr. Fiederowicz was chairman of the board of directors of Colonial Data from August 1994 until March 1996, a director of Colonial Data since September 1989 until November 1996, and a director of Colonial Technologies Corp. since 1985. From 1979 to December 1988, Mr. Fiederowicz was a partner of the law firm of Cummings & Lockwood and served as counsel to that firm from December 1988 until September 1990. From January 1991 until July 1994, he held various positions, including chairman, and served as a director of Conning Corporation, the parent company of an investment firm. Mr. Fiederowicz was chairman and director of Covenant Mutual Insurance Company ("Covenant"), a property and casualty insurance company, from 1989 until December 1992. Covenant was placed in rehabilitation by the Insurance Commissioner of the State of Connecticut in 1993 and subsequently liquidated as a result of losses in connection with insurance claims relating to Hurricane Andrew. Mr. Fiederowicz is a director of Blau Marketing Technologies, Inc., a direct marketing firm, First Albany Corporation, an investment banking firm, and Photronics, Inc., a photomask manufacturer.

                  INCUMBENT MEMBERS OF THE BOARD OF DIRECTORS

    CLASS II DIRECTORS--TERMS OF OFFICE EXPIRING AT THE 1998 ANNUAL MEETING

NAME AND AGE               PAST FIVE YEARS' PRINCIPAL OCCUPATION(S)
------------               ----------------------------------------
                            AND OTHER DIRECTORSHIPS
                            -----------------------
John C. Backus, Jr., 38 Mr. Backus worked at US Order since its inception in
                        1990 and served as its President and Chief Operating Officer until US Order was merged into InteliData in November 1996. Upon the effective date of the merger, Mr. Backus became President and Chief Operating Officer of InteliData. Mr. Backus was appointed a Director of WorldCorp in August 1994. Prior to working with US Order, Mr. Backus worked for six years at WorldCorp and its subsidiaries holding a variety of executive positions including Vice President of Corporate Development, Vice President of Finance, and Vice President of Sales and Marketing at World Airways. Prior to joining WorldCorp, Mr. Backus worked at Bain & Company, Inc., a worldwide strategy consulting firm with approximately 1,200 employees, in its consulting and venture capital groups where he focused on consumer products and services. Mr. Backus serves on the Board of Directors of InteliData, Visa Interactive and Home Financial Network, Inc. He received both his B.S. and M.B.A. from Stanford University.

James E. Colburn, 73    Mr. Colburn served as a director of World Airways from
                        1985 to 1987 and has served as a director of WorldCorp since 1987. Mr. Colburn served as President of Aviation Consulting, Inc. from October 1982 to July
                        1986 and is currently retained by Aviation Consulting, Inc. as a consultant. From 1979 to 1982 he was Vice
                        President--Operations and Maintenance of Wien Air
                        Alaska.

Gideon Argov, 40        Mr. Argov was elected President and CEO of Kollmorgen
                        Corporation, a diversified technology company, in May
                        1991, and was appointed a director of WorldCorp on August 23, 1995. Prior to joining Kollmorgen, Mr.
                        Argov was President and CEO of High Voltage
                        Engineering Corporation. He currently serves as a director of Kollmorgen and Transtechnology
                        Corporation.

                            EXECUTIVE COMPENSATION

                              COMPENSATION REPORT

  In 1996, the Compensation Committee of the Company was composed of three independent, non-employee directors, Messrs. Colburn (Chairman), Graham and Rehnert. The Committee administers the Company's executive incentive plans, reviews its compensation plans, programs and policies, monitors the performance and compensation of executive officers and other key employees, and makes appropriate recommendations and reports to the Board concerning matters of executive compensation.

COMPENSATION PHILOSOPHY
-----------------------

  The Compensation Committee maintains compensation programs designed to attract, motivate, develop, and retain highly capable executive leaders. The fundamental philosophy of the Company's executive compensation program is to relate the executive's total compensation closely to superior individual, departmental and corporate performance, and through this performance to shareholder value. The Company's philosophy discourages automatic annual salary increases and favors variable incentive compensation tied to measurable results.

  The Compensation Committee's executive compensation program consists of three main components: (1) base salary; (2) the 1995 Management Incentive Compensation Plan (the "Incentive Plan"); and (3) incentive stock options, all of which are structured to encourage the achievement of superior results over time and to link executive officer and shareholder interests. In addition, the Company occasionally awards bonuses for extraordinary individual performance. The decision to award bonuses for extraordinary individual performance is made by the Compensation Committee upon the recommendation of the Company's Chief Executive Officer.

  The WorldCorp Compensation Committee makes recommendations to the full Board of Directors concerning the compensation (including incentive bonuses and stock option grants) of the Chairman of the Board and of the President and Chief Executive Officer of the Company. The Board considers the Committees recommendation, and then determines the compensation to be paid to the Company's Chairman of the Board and President and Chief Executive Officer. A similar procedure is used at World Airways to determine the compensation of the Chairman of the Board and of the President and Chief Executive Officer of World Airways. A portion of Messrs. Andrews and Paalborg's Salary is allocated to World Airways. Compensation of other officers and management of WorldCorp and World Airways is based on the Management Incentive Compensation Plan, which was separately adopted in 1995 by the Board of Directors of World Airways.

COMPONENTS OF COMPENSATION
--------------------------

 (1) Base Salary

  Base salaries for new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent. The base salaries of executives may be adjusted from time to time if the Compensation Committee determines (after reference to market data) that an executive's base salary is not competitive with the marketplace, or if there is a substantial change in the duties and responsibilities of the executive.

  The full Boards of Directors of WorldCorp and World Airways are responsible for setting the base salaries of the companies' Chairmen of the Board and of their Presidents and Chief Executive Officers taking into account the recommendations of the various Compensation Committees. The officers of

WorldCorp and World Airways recuse themselves from these deliberations and decisions. The WorldCorp Compensation Committee is responsible for setting Mr. Paalborg's salary, based upon the recommendations of WorldCorp's President and Chief Executive Officer.

 (2) Management Incentive Plan

  In 1995, the Board implemented at WorldCorp a Management Incentive Plan for officers of WorldCorp which is based upon the Management Incentive Plan adopted by World Airways. Employees below the level of manager continue to be covered by the existing merit pay plan.

  The Company's Incentive Plan is a quantitative matrix consisting of two components: individual performance and corporate performance. The Committee uses its discretion at the conclusion of each year to assess individuals on corporate performance. Corporate performance is based upon the degree to which the Company and its affiliates have achieved their strategic objectives in the prior year, whether shareholder value has been increased, and the overall financial performance of the Company and its affiliates.

  In 1996, the WorldCorp Compensation Committee used the following quantitative matrix to calculate whether incentive bonuses would be paid to the Company's officers:

            INDIVIDUAL      INDIVIDUAL &
   RATING   PERFORMANCE CORPORATE PERFORMANCE
   ------   ----------- ---------------------
    5        50% Bonus        75% Bonus
    4        25% Bonus        50% Bonus
    3        12% Bonus        25% Bonus
    2                0                0
    1                0                0

  No bonuses were awarded to the Company's executives for individual or corporate performance in 1996.

 (3) Incentive Stock Options

  The Compensation Committee determines appropriate incentive stock option awards for new employees by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent. The Compensation Committee bases decisions concerning subsequent incentive stock option awards on recommendations made by the Chief Executive Officer. The Compensation Committee determines whether to accept or modify the Chief Executive Officer's proposals by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, and any change in the responsibilities of the individuals. Individuals who receive a promotion or who have maintained a high level of performance over a long period often receive stock option awards. To promote mutual long-term interests between the Company's officers and managers and the Company's stockholders, each incentive option agreement provides for options which vest in equal monthly installments over a three to five-year period. The Compensation Committee approves all stock option awards.

  In 1994, in connection with the signing of their employment agreements, grants of WorldCorp options were made to Mr. Andrews and to Mr. Gorog. In 1995, in connection with the signing of his employment agreement, a grant of World Airways options was made to Mr. Pollard, the former

President and Chief Executive Officer of World Airways. All of these options became vested and exercisable upon Mr. Pollard's departure from World Airways on March 14, 1997. Mr. Pollard has one year to exercise these options. After March 14, 1998, those World Airways options which have not been exercised by Mr. Pollard will be canceled.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER
-------------------------------------------

  As part of its ongoing review of the compensation of the Chief Executive Officer, the Compensation Committee determined it was appropriate for the Chief Executive Officer to be eligible to participate in the Company's 1988 Stock Option Plan (as amended and restated through 1993, the "1988 Plan"). When the 1988 Plan was originally adopted in 1988 by the stockholders and amended in 1992 by the stockholders, the Chief Executive Officer was not an eligible participant because he had otherwise received equity incentive compensation in the form of warrants from the Company; the warrants served as the functional equivalent of stock options for the Chief Executive Officer. The Compensation Committee was aware that the vast majority of the warrants held by the Chief Executive Officer directly or beneficially would expire worthless on May 24, 1994, and that he would no longer hold any warrants or stock options of the Company.

  The Compensation Committee believes that one important element of the compensation of the Chief Executive Officer is incentive compensation. Upon the expiration of the warrants, the Chief Executive Officer did not have, as part of his compensation package, an incentive compensation component. The Compensation Committee considered various alternative forms of incentive compensation for the Chief Executive Officer, including warrants and stock appreciation rights. The Compensation Committee considered the securities, tax, financial accounting and other relevant issues presented by the different alternatives. To assist it, the Compensation Committee retained the services of an independent compensation consultant. The Compensation Committee reviewed compensation data for the chief executive officers of other public companies. Based on its review, the Compensation Committee determined that it would be appropriate and in the stockholder's interest for the 1988 Plan to be amended so that the Chief Executive Officer could participate under that plan. Through this approach, the Compensation Committee believed the Chief Executive Officer's interests and those of the stockholders would be aligned.

  Pursuant to the recommendation of the Compensation Committee, on August 19, 1994, at a Special Meeting the stockholders of the Company approved amendments to the Company's 1988 Stock Option Plan which permitted the Company's Chief Executive Officer to participate in the Stock Option Plan as part of a new compensation arrangement, concluded on August 19, 1994. For further descriptions of the employment agreements, the Stock Option Agreement, and related matters, please see "Contracts and Termination of Employment and Change in Control Arrangements" below.

  On February 14, 1996, the Board of Directors, upon the recommendation of the Compensation Committee, approved increasing the salary of the Chairman of the Board of the Company (effective January 1, 1996) from $50,000 to $100,000. The Board and the Compensation Committee took into account the fact that Company's previous Chairman had been paid $134,000 annually, and that the current Chairman's time commitment as Chairman was as extensive as his predecessor's.

                          THE COMPENSATION COMMITTEE
                          --------------------------

                          James E. Colburn (Chairman)
                               Patrick F. Graham
                              Geoffrey S. Rehnert

                            PERFORMANCE GRAPH INDEX

                            DEC. 1991 TO DEC. 1996
                                     LOGO

                           STOCK PERFORMANCE GRAPH*

  The following graph and chart compare the five year performance of the Company's common stock to the Russell 2000 Index, the Dow Jones Airlines Index, and the Dow Jones Air Freight/Couriers Index. Both the graph and the chart assume that the value of the investment in the Company's common stock and each index was $100 at December 31, 1991, and that all dividends were reinvested.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
            AMONG RUSSELL 2000 INDEX, THE DOW JONES AIRLINES INDEX,
                 AND THE DOW JONES AIR FREIGHT/COURIERS INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]

                                                                DOW JONES    DOW JONES
Measurement Period                             RUSSELL          AIRLINES     AIR FREIGHT/
(Fiscal Year Covered)        WORLDCORP INC.    2000             INDEX        COURIERS INDEX
---------------------        ---------------  ---------------   ---------    --------------
Measurement Pt-12/31/1991    $100.00          $100.00           $100.00      $100.00
FYE 12/31/1992               $ 62.00          $118.00           $ 98.00      $125.00
FYE 12/31/1993               $ 52.00          $141.00           $119.00      $163.00
FYE 12/31/1994               $ 67.00          $138.00           $ 83.00      $143.00
FYE 12/31/1995               $ 93.00          $178.00           $126.00      $174.00
FYE 12/31/1996               $ 43.00          $207.00           $145.00      $205.00


--------
* If, and to the extent that, air transportation services become a smaller component of the Company's total operations in future years, different industry peer group indices may be used by the Company at that time. The S&P Conglomerates Index was not included this year, because the index was discontinued by Standard & Poor's. The Dow Jones Airlines Index and Dow Jones Air Freight/Couriers Index (collectively, the "Dow Jones Indices") have been used by WorldCorp in previous years as industry peer group indices because of the importance of its World Airways subsidiary to the Company's consolidated financial results.

  WorldCorp owns 61.3% of World Airways, Inc. Each of the following tables includes aggregate compensation information for each Named Executive Officer received from WorldCorp and World Airways. Mr. Pollard departed as World Airways' President and Chief Executive Officer on March 14, 1997. On April 8, 1997, Mr. Andrews was elected Chairman of the Board of WorldCorp, Mr. Fiederowicz was named President and Chief Executive Officer and Mr. Gorog was elected Chairman of the Executive Committee of WorldCorp.

                          SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                               ANNUAL COMPENSATION             COMPENSATION
                              -------------------------        ------------
                                                                  AWARDS
                                                               ------------
                                                                SECURITIES
                                                                UNDERLYING
                                                                 OPTIONS/             ALL OTHER
  NAME AND PRINCIPAL          SALARY(2)      BONUS(3)            SARS(4)            COMPENSATION(5)
     POSITION(1)         YEAR     ($)           ($)                (#)                   ($)
------------------------------------------------------------------------------------------------------
T. Coleman Andrews, III  1996   350,000           --                 --                438,000(6)
President/CEO            1995   350,000       225,000                --                394,676(7)
WorldCorp                1994   350,000        70,000            800,000(8)             49,240
William F. Gorog         1996   100,000(9)        --                 --                    --
Chairman                 1995    50,000        50,000(1)(0)          --                    --
                         1994    50,000           --             250,000(1)(1)             --
Charles W. Pollard       1996   225,000           --                 --                 11,434(1)(2)
President/CEO            1995   230,365        45,000            250,000(1)(3)          11,108
World Airways            1994   176,539           --                 --                  8,134
Andrew M. Paalborg       1996   180,000           --                 --                  9,500
VP & General Counsel     1995   177,923       115,000                --                  6,128
WorldCorp                1994   160,000        25,000                --                  3,080

--------
Footnotes


 (1) The compensation of Messrs. Andrews and Paalborg is paid entirely by the Company, including, where applicable, options to purchase common stock of the Company. In 1996, a portion of their respective salaries, however, were allocated to World Airways. Mr. Gorog's compensation as Chairman of the Board of Directors of the Company was paid by the Company. Mr. Gorog's long term compensation consists of options to purchase common stock of WorldCorp. Mr. Pollard's annual compensation was paid entirely by World Airways, but his long term compensation consisted of warrants to purchase common stock of WorldCorp and options to purchase World Airways common stock.

 (2) Excludes compensation deferred under the ESSOP, which is also available to employees of the Company. The Company's contributions to the ESSOP accounts of the Named Executive Officers is included in the column titled "All Other Compensation." See footnote 5.

 (3) Bonuses are listed for the year in which the bonus was earned. Most bonuses are paid early in the year following the year in which the bonus was earned by the individual.

 (4) Includes options granted in 1996, 1995, and 1994 under (i) WorldCorp's Amended and Restated 1988 Stock Option Plan, and (ii) World Airways' 1995 Stock Option Plan. No warrants or SARs were granted under either of the option plans in 1996, 1995, or 1994.

   (5) Amount includes value of WorldCorp contributions to the ESSOP accounts of the Named Executive Officers. WorldCorp's contributions to the WorldCorp ESSOP are made in WorldCorp Common Stock and are valued using closing prices for the year in which the contributions were made. Due to the small number of WorldCorp employees in the WorldCorp ESSOP, effective October 1, 1996, a World Airways ESSOP was created by the ESSOP trust's exchanging WorldCorp shares held by the trust for World Airways shares owned by WorldCorp. The World Airways ESSOP then became the successor plan to the WorldCorp ESSOP. WorldCorp employees are permitted to participate in the World Airways ESSOP, but are allocated shares of World Airways stock according to their contributions to the plan.

   (6) Consists of (i) $9,500 of WorldCorp contributions to the WorldCorp ESSOP,
       (ii) $8,504 of premiums paid for life insurance under the terms of the August, 1994 Employment Agreement between Mr. Andrews and the Company, and (iii) $420,000 paid in connection with the modification in 1993 of Mr. Andrews' Supplemental Incentive Compensation Agreement. Please see "Contracts and Termination of Employment and Change in Control Arrangements" below.

   (7) Consists of (i) $9,240 of WorldCorp contributions to the WorldCorp ESSOP,
       (ii) $5,436 of premiums paid for life insurance under the terms of the August 1994 Employment Agreement between Mr. Andrews and the Company, and
       (iii) $380,000 paid in connection with the modification in 1993 of Mr. Andrews' Supplemental Incentive Compensation Agreement. Please see "Contracts and Termination of Employment and Change in Control Arrangements."

   (8) Mr. Andrews was granted options to purchase 800,000 shares of WorldCorp common stock pursuant to the terms of his WorldCorp employment agreement dated August 19, 1994. The terms and conditions of the employment agreement and the stock option agreement are set forth below in detail; please see "Contracts and Termination of Employment and Change in Control Arrangements."

   (9) This column consists of compensation paid to Mr. Gorog by WorldCorp from 1994 to 1996 for Mr. Gorog's services as Chairman of WorldCorp's Board of Directors.

  (10) Consists of a $50,000 bonus paid to Mr. Gorog by WorldCorp for Mr. Gorog's services as Chairman of WorldCorp's Board.

  (11) Mr. Gorog was granted options to purchase 250,000 shares of WorldCorp common stock as partial compensation for his services as Chairman of the Board of Directors of WorldCorp. The terms and conditions of the employment agreement are set forth below in detail; please see "Contracts and Termination of Employment and Change in Control Arrangements."

  (12) Consists of (i) $2,780 of premiums paid for life insurance for Mr. Pollard, and (ii) $8,654 representing the value of WorldCorp contributions to Mr. Pollard's ESSOP account in 1996.

  (13) Consists of options to purchase 250,000 shares of the common stock of World Airways granted to Mr. Pollard in connection with the execution of the January 1, 1995 employment agreement between Mr. Pollard and World Airways. Please see, "Contracts and Termination of Employment and Change in Control Arrangements" below.

  (14) Consists of (i) $9,240 of WorldCorp contributions to the WorldCorp ESSOP and (ii) $1,868 of premiums paid for life insurance under the terms of the January 1, 1995 employment agreement between Mr. Pollard and World Airways. Please see, "Contracts and Termination of Employment and Change in Control Arrangements" below.

  No options were granted to the Company's Named Executive Officers in 1996.

  The following table lists aggregate option exercises in 1996 and year-end values for exercisable and unexercisable options. Messrs. Andrews, Gorog and Paalborg hold options to purchase WorldCorp (NYSE: WOA) stock only. Mr. Pollard holds warrants to purchase WorldCorp common stock and options to purchase World Airways (Nasdaq: WLDA) common stock.

                      AGGREGATED OPTION EXERCISES IN 1996
                         AND YEAR-END OPTION VALUES(1)

                                                             NUMBER OF
                                                             SECURITIES          VALUE OF
                                                             UNDERLYING         UNEXERCISED
                                                            UNEXERCISED        IN-THE-MONEY
                                                             OPTIONS AT         OPTIONS AT
                         SHARES ACQUIRED                     FY-END (#)         FY-END ($)
                           ON EXERCISE   VALUE REALIZED    (EXERCISABLE/       (EXERCISABLE/
         NAME                  (#)          ($)(2)         UNEXERCISABLE)     UNEXERCISABLE)
         ----            --------------- -------------- -------------------- -----------------
T. Coleman Andrews, III         --WOA           --WOA    535,002/200,000 WOA 68,875/25,000 WOA
William F. Gorog                --WOA           --WOA     200,000/50,000 WOA  25,000/6,250 WOA
Charles W. Pollard         20,000 WOA      73,950 WOA          130,000/0 WOA           0/0 WOA
                               --WLDA          --WLDA   100,000/150,000 WLDA          0/0 WLDA
Andrew M. Paalborg         10,556 WOA      40,363 WOA      144,167/8,333 WOA           0/0 WOA

--------
(1) The information set forth in this table includes the aggregate amount of all options granted to the Named Executive Officers by WorldCorp and one or more of its subsidiaries. The calculations in this table are based upon a December 31, 1996, closing price of $4.625 of WorldCorp's Common Stock on the New York Stock Exchange, and a closing price of $8.125 for World Airways on the Nasdaq National Market. WOA is the New York Stock Exchange trading symbol for WorldCorp and WLDA is the Nasdaq trading symbol for World Airways.
(2) Value based on market value of the common stock on the exercise date minus the exercise price.

                  CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                        CHANGE IN CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with each of Messrs. Andrews, Gorog, and Paalborg. The terms and conditions of each agreement are more fully discussed below. World Airways entered into an employment agreement with Mr. Pollard. Mr. Pollard departed as World Airways' President and Chief Executive Officer on March 14, 1997. Please see "Charles W. Pollard" below. Following the analysis and research completed by the Compensation Committee of the Board of Directors in concluding its agreement with the Chief Executive Officer of the Company, the principles included in that agreement have generally been applied to the employment agreements of each of the other Named Executive Officers.

 T. Coleman Andrews, III
 -----------------------

  The Company and T. Coleman Andrews, III entered into an employment agreement and a stock option agreement on August 19, 1994, upon obtaining stockholder approval at a special meeting of amendments to the Company's 1988 Stock Option Plan (the "Plan") permitting Mr. Andrews to participate in the Plan as part of a new employment agreement with the Company.

  The principal terms of Mr. Andrews' employment agreement are as follows: (i) Mr. Andrews receives a minimum salary of $350,000 per year beginning on the date of the executed contract; (ii) the term of the agreement expires on December 31, 1997, subject to a renewal and extension provision described below; (iii) Mr. Andrews is eligible to receive bonuses pursuant to the Company's Management Incentive Compensation Plan; (iv) Mr. Andrews received a grant of options to purchase 800,000 shares of Common Stock; (v) Mr. Andrews agrees to hold a substantial number of shares of Common Stock and (vi) the Company maintains a $5 million life insurance policy, the proceeds of which, in the event of Mr. Andrews' death, are payable to Mr. Andrews' estate.

  If, as of December 31, 1996, Mr. Andrews and WorldCorp have not executed a new employment agreement, or neither party has given written notice to the other that they intend to allow this agreement to expire at the end of its term on December 31, 1997, then and in that event Mr. Andrews' employment agreement will be automatically extended for an additional period of eighteen
(18) months through June 30, 1998, with all economic provisions extended on a pro rata basis.

  The following terms were retained from Mr. Andrews' previous employment agreement. Mr. Andrews may terminate his employment in the event (i) the Company relocates its headquarters outside of the Washington, D.C. area, (ii) his duties are diminished in a manner materially altering his responsibilities, (iii) the Board determines that the Company should be liquidated or dissolved during the term of the employment agreement or (iv) there is a Change of Control of WorldCorp. Under the terms of Mr. Andrews' employment agreement, a change of control includes (i) any person, other than WorldCorp, becoming the beneficial owner of more than 50% of the then outstanding securities of WorldCorp, (ii) certain changes involving a majority of the Board of Directors of WorldCorp, (iii) certain mergers or acquisitions of WorldCorp with any other corporations and (iv) the liquidation or sale of substantially all of WorldCorp's assets. In the event Mr. Andrews exercises this termination right, or, in the event the Company terminates Mr. Andrews' employment with the Company other than for Cause (as defined in the Agreement), the Company is obligated to pay Mr. Andrews the undiscounted remainder of his base salary then in effect, any deferred salary and/or bonus compensation payable, and all granted but unexercisable stock options under Mr. Andrews' stock option agreement shall become immediately exercisable for a period of one year following the date of termination, and any federal or state taxes imposed upon this termination payment. WorldCorp may terminate the agreement for Cause or if Andrews becomes disabled for a period of 12 months.

  To align Mr. Andrews' interests with those of the Company's stockholders, Mr. Andrews has agreed to hold the following amounts of Common Stock for the balance of the term of his employment agreement (and for any renewals or extensions thereof), from the earlier to occur of: (1) Mr. Andrews' exercise of options in the amounts set forth below; or (2) the dates indicated below. For purposes of Mr. Andrews' employment agreement, any shares of Common Stock owned by members of Mr. Andrews' immediate family (i.e., spouse, sons or daughters) shall be counted toward Mr. Andrews' stock ownership holding requirements.

                                     REQUIRED COMMON
   OPTIONS EXERCISED       DATE      STOCK HOLDINGS
   -----------------   ------------- ---------------
   300,000             April 1, 1995     20,000
   400,000             April 1, 1996     30,000
   500,000             April 1, 1997     40,000

  Mr. Andrews was granted options to purchase 800,000 shares of the Company's common stock, 200,000 of which were immediately exercisable upon the grant on August 19, 1994. The remaining 600,000 options become exercisable ten years less 90 days from the original grant date of August 19, 1994, provided, however, the exercise date will be accelerated with respect to these 600,000 shares if certain targets are achieved with respect to the Company's stock price. Pursuant to this provision, Mr. Andrews will be entitled to exercise options to purchase 100,000 shares of Common Stock, at the $4.50 exercise price, each time that WorldCorp stock trades at a price that is an increase of 25% over the preceding eligibility level for 20 trading days, up to the maximum of 600,000 shares. Thus, Mr. Andrews will be entitled to exercise options for 100,000 shares, at the exercise price of $4.50 per share, if WorldCorp stock trades at or above $5.63 for 20 trading days (that is, a 25% increase in the price of the stock above the preceding option grant price of $4.50). The same entitlement would arise for five additional grants of options for 100,000 shares each, at the exercise price of $4.50 per share, if WorldCorp stock trades at or above $7.03, $8.79, $10.99, $13.74, and $17.17, for 20 trading days each (each of these trading prices is 25% above the price of the stock at the earlier tier).

  The options expire at the earlier of (i) the end of ten years, or (ii) one year after Mr. Andrews ceases to provide any services, including services as a member of the board of directors, to the Company, World Airways, InteliData, the Company's other affiliates, or any other entity in which the Company has both any equity or debt investment and representation on the board of directors thereof. In the event Mr. Andrews is no longer employed as Chief Executive Officer of the Company, options that have not become exercisable by such time will not thereafter become exercisable.

  The Company and Mr. Andrews in 1989 entered into a Supplemental Incentive Compensation Agreement (the "Incentive Agreement") in lieu of the Company's granting additional equity to Mr. Andrews. Under the Incentive Agreement, the Company agreed to pay Mr. Andrews the amount of $1,300,000, plus interest, on the expiration of his employment agreement if certain conditions were met, including Mr. Andrews being an employee at that time. In December 1993, the Company and Mr. Andrews agreed to modify the Incentive Agreement by terminating it and entering into a new agreement. In connection with the new agreement, the Company paid Mr. Andrews in December 1993, (approximately seven months early) $200,830 due him under the Incentive Agreement. The new agreement delays payment to Mr. Andrews of the balance due under the Incentive Agreement and provides that the Company will make four annual installment payments, of $420,000, including interest, between 1995 and 1998.

  In 1989, concurrent with execution of the Incentive Agreement, the Company loaned Mr. Andrews $1,300,000 under a full recourse promissory note that bore interest at the same rate as the interest rate set forth in the Incentive Agreement. The Company and Mr. Andrews agreed, in December 1993, to cancel the earlier note and to substitute a new, full recourse promissory note due in installments between January 1994 and February 1998; the new note bears interest at the same rate as in the amount of $1,763,000 set forth in the new Incentive Agreement. Mr. Andrews reduced the principal balance of his obligation to the Company to $667,490 as of March 31, 1997.

 William F. Gorog
 ----------------

  On February 14, 1996, the Company and Mr. Gorog entered into an agreement pursuant to which Mr. Gorog has agreed to serve as Chairman of the Board through December 31, 1996. Mr. Gorog's term as Chairman is extended automatically through December 31, 1997, if the Company fails to give Mr. Gorog written notice by September 30, 1996, of the Company's intention not to renew Mr. Gorog's agreement. Pursuant to the terms of the new agreement with Mr. Gorog, Mr. Gorog's salary as Chairman of the Board was increased from $50,000 to $100,000 effective January 1, 1996. In April 1997, Mr. Gorog stepped down as Chairman of the Board and became Chairman of the Executive Committee of the Board.

  Mr. Gorog has agreed to hold the following amounts of Common Stock for the balance of the term of his employment agreement (and for any renewals or extensions thereof), from the earlier to occur of: (1) Mr. Gorog's exercise of options in the amounts set forth below, or (2) the dates indicated below. As is the case with Mr. Andrews, for purposes of Mr. Gorog's employment agreement, any shares of Common Stock owned by members of Mr. Gorog's immediate family shall be counted toward Mr. Gorog's stock ownership and holding requirements.

                                     REQUIRED COMMON
   OPTIONS EXERCISED       DATE      STOCK HOLDINGS
   -----------------   ------------- ---------------
   125,000             April 1, 1995      8,500
   150,000             April 1, 1996     12,500
   175,000             April 1, 1997     16,500

  As additional compensation to Mr. Gorog for serving as the Chairman of the Board of Directors of the Company, Mr. Gorog was granted options to purchase 250,000 shares of Common Stock, 100,000 of which were immediately exercisable upon the grant on August 1, 1994. The remaining 150,000 options become exercisable ten years less 90 days from the original grant date of August 1, 1994; provided, however, the exercise date will be accelerated with respect to these 150,000 shares if the same targets are achieved with respect to the Company's stock price as are set forth in Mr. Andrews' stock option agreement. Mr. Gorog's stock options expire under the same terms and conditions that govern the expiration of Mr. Andrews' options.

 Andrew M. Paalborg
 ------------------

  On February 1, 1995, the Company and Mr. Paalborg entered into an employment agreement. The principal terms of Mr. Paalborg's agreement are as follows: (i) Mr. Paalborg receives a base salary of $180,000 per year effective February 1, 1995; (ii) the term of the agreement expires on February 1, 1998, subject to a renewal and extension provision similar to that set forth in Mr. Andrews' agreement; (iii) Mr. Paalborg is eligible to receive bonuses pursuant to the Company's Management Incentive Compensation Plan; and (iv) Mr. Paalborg agrees to hold the following amounts of Common Stock for the balance of the term of his employment agreement (and for any renewals or extensions thereof), from the earlier to occur of: (1) Mr. Paalborg's exercise of options in the amounts set forth below; or (2) the dates indicated below. As is the case with Messrs. Andrews and Gorog, Common Stock owned by members of Mr. Paalborg's immediate family shall be counted toward Mr. Paalborg's stock ownership and holding requirements.

                                     REQUIRED COMMON
   OPTIONS EXERCISED       DATE      STOCK HOLDINGS
   -----------------   ------------- ---------------
   112,500             April 1, 1996      7,500
   150,000             April 1, 1997     11,250
   187,500             April 1, 1998     15,000

 Charles W. Pollard
 ------------------

  Mr. Pollard departed as World Airways' President and Chief Executive Officer on March 14, 1997. Pursuant to the terms of Mr. Pollard's employment agreement, World Airways paid Mr. Pollard on March 24, 1997, the undiscounted remainder of his base salary of $225,000 through December 31, 1997, the expiration date of his agreement. Of Mr. Pollard's 250,000 stock options, 100,000 were previously exercisable. The remaining 100,000 of Mr. Pollard's stock options became exercisable on March 14, 1997. These stock options are exercisable at an exercise price of $11.00 per share for one year from March 14, 1997. Those options which Mr. Pollard has not exercised by March 14, 1998, will be canceled. World Airways is also obligated to continue certain of Mr. Pollard's medical, life and dental insurance benefits until he receives comparable benefits from a new employer. World Airways is required to fully fund and to vest Mr. Pollard's retirement benefit. The non-qualified retirement benefit guarantees Mr. Pollard a retirement of at least $50,000 per year, vesting at age 60.

CHANGE IN CONTROL AGREEMENTS
----------------------------

  The Company has issued stock options to each of the Company's Named Executive Officers. Certain of the options issued to executive officers under the Company's 1988 Stock Option Plan prior to May 13, 1992, provided that upon a Change of Control (as defined) the executive officer's option shall become immediately exercisable as of the date of the Change of Control for up to double the number of shares of Common Stock for which the option is otherwise exercisable as of the date of the Change of Control (not to exceed the total number of Option Shares, as defined). Other options issued to executive officers under the 1988 Stock Option Plan prior to May 13, 1992, provided that in the event of termination of the executive officer's employment by the Company without Cause (as defined) or by the executive officer for Good Reason (as defined) within two years after a Change of Control (as defined) the executive officer's stock options shall become fully vested and exercisable. In 1992, the Company amended and restated its 1988 Stock Option Plan. The Company's stockholders approved the amended and restated 1988 Stock Option Plan on May 13, 1992. Options issued to executive officers under the 1988 Stock Option Plan as amended and restated provide that in the event of termination of the executive officer's employment by the Company without Cause (as defined) or by the executive officer for Good Reason (as defined) within two years after a Change of Control (as defined) the executive officer's stock options shall become fully vested and exercisable.

  Pursuant to the terms of the option agreements between the Company and Messrs. Andrews, Gorog and Paalborg, in the event of the termination of their employment by the Company without Cause (as defined) or by the executive officer for Good Reason (as defined) within two years after a Change of Control (as defined), the executive officer's stock options shall become immediately exercisable.

                             CERTAIN TRANSACTIONS

  The Company and World Airways historically have utilized a single corporate staff for administrative services, thus permitting World Airways to utilize the Company's management personnel as needed. Effective January 1, 1995, substantially all of the Company's management personnel became employees of World Airways and since such date, World Airways has provided certain administrative services to the Company. The Company and World Airways have entered into a services agreement pursuant to which World Airways and the Company will continue to provide services to each other at negotiated rates, which the Company believes are comparable to those that could be obtained on an arms-length basis.

                  ITEM NO. 2 -- RATIFICATION OF SELECTION OF
                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  The firm of KPMG Peat Marwick LLP served as independent certified public accountants for the Company in 1996 and is expected to be represented at the Annual Meeting. A representative of KPMG Peat Marwick LLP will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.

  As of this date, the Board of Directors desires to have KPMG Peat Marwick LLP continue as accountants for the Company for the year ending December 31, 1997. Accordingly, the Company is presenting a resolution to the meeting to ratify the appointment by the Board of Directors. If the stockholders do not approve the proposal, the Board of Directors will reconsider its action with respect to the appointment of accountants. Approval of the resolution, however, will in no way limit the Board's authority to terminate or otherwise change the engagement of KPMG Peat Marwick LLP during the year ending December 31, 1997.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company's Secretary no later than December 1, 1997, to be included in the Company's 1998 proxy materials.

  Proposals intended for inclusion in next year's proxy statement should be sent to the Secretary of the Company at WorldCorp, Inc., The Hallmark Building, 13873 Park Center Road, Herndon, Virginia 20171.

                   OTHER MATTERS TO COME BEFORE THE MEETING

  In addition to the matters described above, there will be an address by the Chief Executive Officer and a general discussion period during which stockholders will have an opportunity to ask questions about the business.

  The Company does not intend to bring any other matter before the meeting and does not know of any other matter which is proposed to be brought before the meeting. However, should any other matter properly come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their judgment on such matter.

                                 ANNUAL REPORT

  A copy of the Annual Report is being mailed to each stockholder entitled to vote at the Annual Meeting of Stockholders. A copy of the Company's Form 10-K is available at no charge to all stockholders. For a copy write to: Andrew M. Paalborg, Vice President and General Counsel, WorldCorp, Inc., The Hallmark Building, 13873 Park Center Road, Herndon, Virginia 20171.

                               OTHER INFORMATION

  This solicitation of proxies is made by the Board of Directors, and the Company will bear the costs of solicitation. In addition to solicitation by mail, proxies may also be solicited by directors, officers, and employees of the Company, who will not receive additional compensation for such solicitation. Brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for their reasonable expenses incurred in sending proxy material to beneficial owners of the Common Stock. The address of WorldCorp's principal executive offices is The Hallmark Building, 13873 Park Center Road, Herndon, Virginia 20171, and its telephone number is (703) 834-9200. The above notice and proxy statement are sent by order of the Board of Directors.

Dated: April 30, 1997

                                          By Order of the Board of Directors,

                                          ANDREW M. PAALBORG
                                          Vice President & General Counsel

                                  DETACH HERE
--------------------------------------------------------------------------------

[_] Please mark votes as in this example.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTOED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR" AUTHORITY IN ITEM 1 AND "FOR" ITEM 2.

1. AUTHORITY TO VOTE FOR THE FOLLOWING NOMINEES AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT:

NOMINEES: CLASS I: T. Coleman Andrews, III, William F. Gorog, Patrick F. Graham
NOMINEES: CLASS II: Walter M. Fiederowicz

                [_] FOR                 [_] WITHHELD





--------------------------------------------------------------------------------
(INSTRUCTION: to withhold authority to vote for one individual nominee, write such name in the space provided above)



2. PROPOSAL TO RATIFY THE SELECTION OF KPMG PEAT MARWICK LLP as independent public accountants for the Company for the fiscal year ending December 31, 1997.

                [_] FOR         [_] AGAINST       [_] ABSTAIN



[_] MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in full partnership name by authorized person.



Signature:              Date:            Signature:             Date:
          --------------     ------------          -------------     -----------

                                  DETACH HERE
--------------------------------------------------------------------------------

                                WORLDCORP, INC.
      THIS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 13, 1997
               IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P
      The undersigned hereby appoints T. COLEMAN ANDREWS, III, WILLIAM F. GOROG and ANDREW M. PAALBORG, and each of them, the proxy or proxies of the undersigned, with full power of substitution, to vote all shares of Common
R Stock, par value $1 per share, of WorldCorp, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's headquarters located at 13873 Park Center Road, Suite 490, Herndon, Virginia 20171 at 2:00 p.m. on June 13,
O 1997, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

X     UNLESS A CONTRARY INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR
    THE ELECTION OF DIRECTORS AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT, AND IN FAVOR OF THE PROPOSAL TO RATIFY THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTANTS FOR 1997. THIS PROXY WILL ALSO BE VOTED AT THE DISCRETION
Y OF THE PROXY HOLDERS ON SUCH MATTERS OTHER THAN THE TWO SPECIFIC ITEMS AS MAY COME BEFORE THE MEETING.

      A majority of such proxies or their substitutes as shall be present and acting at the meeting, or if only one be present and acting then that one, shall have and may exercise all of the powers of all of said proxies hereunder.

                PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE
                              AND RETURN PROMPTLY

                                                            SEE REVERSE
                                                               SIDE